UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2024

Texas Community Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40610	86-2760335
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

215 West Broad Street, Mineola, Texas		75773
(Address of Principal Executive Offices)		(Zip Code)

(903) 569-2602
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common stock, par value $0.01 per share	TCBS	The Nasdaq Stock Market, LLC
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2024, Broadstreet Bank, SSB (the “Bank”), the wholly owned subsidiary of Texas Community Bancshares, Inc., entered into an employment agreement with Jason Sobel, President and Chief Executive Officer.
The employment agreement has an initial term of two years.  Unless the Board of Directors provides notice to Mr. Sobel at least six months before the end of the term of the agreement, the term will renew for an additional year at the end of the term.  If a change in control occurs during the term of the employment agreement, the terms of the agreement will automatically renew so that the term is for at least 2 years from the effective date of the change in control.
The employment agreement provides that Mr. Sobel will receive an annual base salary of $250,000.  The Board of Directors may increase or decrease the base salary at any time.  In addition to receiving a base salary, he will be eligible to participate in any bonus program and benefit plans made available to senior management employees.  The Bank will also provide Mr. Sobel with monthly allowances for a social club, cell phone and automobile, as well as reimburse him for all reasonable business expenses incurred in performing his duties under the agreement.
In the event either Mr. Sobel voluntarily terminates employment without “good reason” or the Bank terminates his employment for “cause,” he will be entitled to receive the sum of his (i) unpaid salary, (ii) unpaid expense reimbursements, (iii) accrued but unused paid time off, (iv) earned but unpaid incentive compensation for the previous fiscal year, and (v) vested benefits under any employee benefit plan of the Bank (the “Accrued Obligations”).

In the event Mr. Sobel’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, he will receive a severance payment, paid in a lump sum, equal to the Accrued Obligations plus the base salary and bonus (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) he would have received during the remaining term of the employment agreement.  In addition, if he elects Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage, the Bank will reimburse his monthly COBRA premium payments for up to 12 months.
In the event Mr. Sobel’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event within 2 years following a change in control, he will receive a severance payment, paid in a single lump sum, equal to the Accrued Obligations plus two and one-half times his base salary and average bonus earned during the three calendar years before the change in control.  In addition, if he elects COBRA coverage, the Bank will reimburse his monthly COBRA premium payments for up to 18 months.

For purposes of the employment agreement, “good reason” includes (i) a material reduction in Mr. Sobel’s base salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable; (ii) a material reduction in his authority, duties or responsibilities from the attributes associated with his executive position; (iii) a relocation of his principal place of employment by more than 35 miles from his principal location of work; or (iv) a material breach of the employment agreement by the Bank.
Should Mr. Sobel become disabled during the term of the employment agreement, the Bank may terminate his employment, and he will receive the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by the Bank.  If he dies while employed by the Bank, his beneficiaries will receive the Accrued Obligations.

Upon termination of employment, Mr. Sobel must adhere to one-year non-solicitation restrictions set forth in the employment agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement dated October 1, 2024, between Broadstreet Bank, SSB and Jason Sobel
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS COMMUNITY BANCSHARES, INC.

Date: October 3, 2024	By:	/s/ Jason Sobel
Jason Sobel
President and Chief Executive Officer